Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMCON DISTRIBUTING COMPANY

The undersigned officer of AMCON Distributing Company, a Delaware corporation (the "Corporation"), for the purpose of amending the Restated Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment of Restated Certificate of Incorporation of the Corporation and does hereby certify that:

I.              The Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

The Restated Certificate of Incorporation of the Corporation is amended by deleting all of the present Article VII and inserting in lieu thereof the following new Article VII:

ARTICLE VII

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 2. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution of the Board of Directors pursuant to the By-laws of the Corporation, but shall not be more than fifteen. Each director shall serve for a term expiring at the next annual meeting of stockholders following such director's appointment or election and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation, disqualification or removal. The holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board of Directors, with or without cause.

Section 3. Advance notice of nominations for elections for the election of directors shall be given in the manner and to the extent provided in the By-laws of the Corporation.

II.             Pursuant to resolution of the Board of Directors of the Corporation, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the said amendment to the Restated Certificate of Incorporation of the Corporation.

III.           The said amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an officer of the Corporation as of January 20, 2022 and he does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

/s/ Andrew C. Plummer
Andrew C. Plummer, President

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